Advanced Emissions Solutions Reports Second Quarter 2021 Results
Company reports continued improvement in APT segment, updates forecast for expected future after-tax net RC cash flows of $30 million to $40 million

GREENWOOD VILLAGE, Colorado, August 9, 2021 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the quarter ended June 30, 2021, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights
•Tinuum's second quarter distributions to ADES totaled $20.6 million compared to $15.4 million in the prior year's quarter.
•Royalty earnings from Tinuum Group were $3.7 million compared to $3.3 million in the prior year's quarter.
•RC Segment operating income was $24.9 million compared to $10.8 million in the prior year's quarter. Operating income includes earnings from the Company's equity investments in Tinuum.
•RC Segment Adjusted EBITDA in the second quarter was $24.1 million compared to $18.1 million in the prior year's quarter.
•During the quarter, one invested facility reached its tax credit expiration date, bringing the total number of invested facilities to 22.
•Based on 22 invested RC facilities as of June 30, 2021, expected future after-tax net RC cash flows to ADES are projected to be between $30 million and $40 million.

Advanced Purification Technologies ("APT") Highlights
•Second quarter revenue for the APT Segment totaled $16.0 million compared to $8.2 million in the prior year's quarter.
•APT Segment operating income was $0.3 million compared to a segment operating loss of $30.0 million in the prior year's quarter. The segment operating loss in the second quarter of the prior year resulted from a pre-tax, non-cash impairment charge of $26.1 million related to long-lived assets in the APT segment.
•APT Segment Adjusted EBITDA totaled $0.3 million compared to a loss of $2.3 million in the prior year.

ADES Consolidated Highlights

•Consolidated revenue was $19.6 million compared to $11.5 million in the prior year's quarter.
•Consolidated net income was $16.6 million compared to a net loss of $23.8 million in the prior year's quarter.
•The Company made the final $6.0 million principal payment of its senior term loan during the quarter, reducing the outstanding balance to zero as of June 30, 2021.
•Cash balances, including restricted cash, totaled $57.3 million, an increase of $21.4 million compared to $35.9 million as of December 31, 2020.

•In early May, the Company initiated a strategic review to assess a range of strategic alternatives to maximize shareholder value. There is no assurance that the review process will result in pursuing or completing any action or transaction, and no timetable has been set for completion of this process. The Company will provide an update, when appropriate.

“Total sales volumes at our Red River plant continue to exceed our internal forecasts and we are focused on meeting demand, improving the earnings profile of the segment and capturing the inherent operating leverage in this vertically integrated business,” said Greg Marken, Interim CEO of ADES. “We remain encouraged by our more balanced volume mix as well as by our pipeline of current bids and opportunities in Water and Industrial markets. In addition, significantly higher prices for alternative fuel sources such as natural gas are also leading to increased demand from our Power Generation customers. In our RC segment, we remain highly confident in our forecast for net, after-tax RC cash flows to total between $30 million and $40 million. With our term loan paid off prior to the end of its three-year term, we expect to continue to build upon our solid financial position to as we transition toward our post-RC future.”

Marken added, “As we previously disclosed, there was an isolated incident at our Red River plant on April 22 which included a fire in one of the plant’s coal handling systems. Though the plant experienced approximately one week of downtime, we were able to meet customer demand through inventory on hand and through the use of alternative supply sources. To supplement our inventory due to the lost production that occurred during that period of downtime, as well as significant increases in demand for our products, we are sourcing the necessary inventory required to honor customer commitments. However, that lost production coupled with higher cost per unit that resulted from our procurement of inventory from alternative sources will continue to create margin pressure in the segment. At this time, we expect inventory purchases to impact our margins through the end of the year. Ultimately, the direct cash flow impact of the incident, including maintenance and repairs, capital expenditures, inventory replacement and other items was consistent with our expectation that it would not exceed $3.0 million.”

Marken concluded, “In early May, we initiated a strategic alternatives review to assess a range of possibilities to maximize shareholder value. The much-improved profitability of our APT segment, combined with our strong balance sheet, put us on solid footing to evaluate and assess the opportunities available to us. We have been pleased with the nature of discussions up to this point and will provide additional updates as necessary. We remain acutely focused on fulfilling our customer commitments and running the business efficiently as this process unfolds.”

Second Quarter 2021 Results
Second quarter revenues and costs of revenues were $19.6 million and $13.3 million, respectively, compared with $11.5 million and $7.4 million in the second quarter of 2020. The increase in revenue was primarily the result of higher sales of consumables as well as higher royalty income.
Second quarter royalty earnings from Tinuum Group were $3.7 million, compared to $3.3 million for the second quarter of 2020. The increase was primarily the result of the greater number of invested, royalty-bearing facilities compared to the prior year. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses.
Second quarter other operating expenses were $5.9 million compared to $35.1 million in the second quarter of 2020. The comparable period in the prior year includes a pre-tax, non-cash impairment expense of $26.1 million. Excluding that impairment expense other operating expenses totaled $9.0 million. The decrease was primarily driven by a decline in payroll expense as well as lower general and administrative expenses.
Second quarter earnings from equity method investments were $21.4 million, compared to $8.2 million for the second quarter of 2020. The increase in earnings is first attributable to distributions recorded into earnings as a result of distributions from Tinuum Group being in excess of the carrying value of the investment, and therefore excess distributions are recognized as equity method earnings in the period the distributions occur. Tinuum Group also had increased RC facilities due to the three new RC facilities added in 2020.
Second quarter interest expense was $0.5 million, compared to $1.0 million in the second quarter of 2020. The decrease in interest expense was primarily driven by a lower principal amount outstanding on the term loan used to fund the Carbon Solutions acquisition in 2018.
Second quarter income tax expense was $4.9 million, compared to $0.1 million in the second quarter of 2020. The change in income tax expense was driven by an increase in taxable income, mainly the result of higher earnings from equity method investments, as well as higher volumes and improved margins within the APT segment.

Second quarter net income was $16.6 million compared to a net loss of $23.8 million for the second quarter of 2020. The net loss in the second quarter of the prior year resulted from a pre-tax, non-cash impairment charge of $26.1 million.
Second quarter consolidated adjusted EBITDA was $21.2 million compared to $12.3 million in 2020. The increase in adjusted EBITDA was driven by the increase in distributions from Tinuum as well as higher consumables revenue compared to the second quarter of 2020. See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Long-Term Borrowings
During the quarter, the Company repaid its outstanding indebtedness related to its three-year term loan, prior to its contractual maturity date. The final principal payment of $6.0 million, together with accrued interest, was repaid in full, without penalty on June 1, 2021. As of June 30, 2021, the outstanding principal balance of the Company's senior term loan was zero.

Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, August 10, 2021. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at http://www.directeventreg.com/registration/event/8253618. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call.

As part of the conference call, ADES will conduct a question and answer session. Investors are invited to email their questions in advance to ADES@alpha-ir.com.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future after-tax, net RC cash flows and results from the Company's review of strategic alternatives. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, opportunities for additional sales of our lignite activated carbon products and end-market diversification, the outcome of the review of strategic alternatives, our ability to meet customer supply requirements, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; competition within the industries in which we operate; decreases in the production of RC; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$47,335	$30,932
Receivables, net	11,560	13,125
Receivables, related parties	3,656	3,453
Inventories, net	8,161	9,882
Prepaid expenses and other assets	5,320	4,597
Total current assets	76,032	61,989
Restricted cash, long-term	10,000	5,000
Property, plant and equipment, net of accumulated depreciation of $5,344 and $3,340, respectively	31,204	29,433
Intangible assets, net	1,631	1,964
Equity method investments	3,564	7,692
Deferred tax assets, net	3,787	10,604
Other long-term assets, net	32,277	29,989
Total Assets	$158,495	$146,671
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,162	$7,849
Accrued payroll and related liabilities	2,660	3,257
Current portion of long-term debt	4,373	18,441
Other current liabilities	11,955	12,996
Total current liabilities	27,150	42,543
Long-term debt, net of current portion	3,670	5,445
Other long-term liabilities	11,392	13,473
Total Liabilities	42,212	61,461
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,452,485 and 23,141,284 shares issued, and 18,834,339 and 18,523,138 shares outstanding at June 30, 2021 and December 31, 2020, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of June 30, 2021 and December 31, 2020, respectively	(47,692)	(47,692)
Additional paid-in capital	101,171	100,425
Retained earnings	62,781	32,454
Total stockholders’ equity	116,283	85,210
Total Liabilities and Stockholders’ Equity	$158,495	$146,671

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Revenues:
Consumables	$15,976	$8,170	$33,007	$17,387
License royalties, related party	3,657	3,313	7,723	6,359
Total revenues	19,633	11,483	40,730	23,746
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	13,300	7,416	25,774	18,907
Payroll and benefits	2,908	3,812	5,377	6,554
Legal and professional fees	1,431	1,022	3,234	3,065
General and administrative	1,593	2,462	3,508	4,793
Depreciation, amortization, depletion and accretion	1,904	1,733	4,010	4,030
Impairment of long-lived assets	—	26,103	—	26,103
Gain on change in estimate, asset retirement obligation	(1,942)	—	(1,942)	—
Total operating expenses	19,194	42,548	39,961	63,452
Operating income (loss)	439	(31,065)	769	(39,706)
Other income (expense):
Earnings from equity method investments	21,437	8,168	39,749	16,441
Interest expense	(493)	(962)	(1,330)	(2,172)
Other	150	148	571	191
Total other income	21,094	7,354	38,990	14,460
Income (loss) before income tax expense	21,533	(23,711)	39,759	(25,246)
Income tax expense	4,943	103	9,432	461
Net income (loss)	$16,590	$(23,814)	$30,327	$(25,707)
Earnings (loss) per common share:
Basic	$0.91	$(1.32)	$1.66	$(1.43)
Diluted	$0.90	$(1.32)	$1.65	$(1.43)
Weighted-average number of common shares outstanding:
Basic	18,271	18,014	18,219	17,974
Diluted	18,398	18,014	18,356	17,974

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$30,327	$(25,707)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense	6,817	11,647
Depreciation, amortization, depletion and accretion	4,010	4,030
Impairment of long-lived assets	—	26,103
Operating lease expense	912	1,353
Amortization of debt discount and debt issuance costs	945	709
Gain on change in estimate, asset retirement obligation	(1,942)	—
Stock-based compensation expense	987	1,644
Earnings from equity method investments	(39,749)	(16,441)
Other non-cash items, net	(319)	31
Changes in operating assets and liabilities:
Receivables and related party receivables	1,362	2,854
Prepaid expenses and other assets	(723)	(11,129)
Inventories, net	1,327	(590)
Other long-term assets, net	616	(224)
Accounts payable	150	(1,095)
Accrued payroll and related liabilities	(597)	134
Other current liabilities	(1,468)	(515)
Operating lease liabilities	(1,314)	(1,213)
Other long-term liabilities	(2,334)	(22)
Distributions from equity method investees, return on investment	19,144	32,516
Net cash provided by operating activities	18,151	24,085
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	24,732	—
Acquisition of property, plant, equipment, and intangible assets, net	(4,573)	(4,189)
Mine development costs	(653)	(507)
Proceeds from sale of property and equipment	895	—
Net cash provided by (used in) investing activities	20,401	(4,696)
Cash flows from financing activities
Principal payments on term loan	(16,000)	(12,000)
Principal payments on finance lease obligations	(818)	(676)
Dividends paid	(90)	(4,828)
Repurchase of common shares	—	(159)
Repurchase of common shares to satisfy tax withholdings	(241)	(378)
Borrowings from Paycheck Protection Program Loan	—	3,305
Net cash used in financing activities	(17,149)	(14,736)
Increase in Cash and Cash Equivalents and Restricted Cash	21,403	4,653
Cash and Cash Equivalents and Restricted Cash, beginning of period	35,932	17,080
Cash and Cash Equivalents and Restricted Cash, end of period	$57,335	$21,733
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$163	$223
Dividends payable	$—	$77

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated Adjusted EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, amortization of upfront customer consideration that was recorded as a component of the Marshall Mine Acquisition ("Upfront Customer Consideration"), interest expense, net, income tax expense; then reduced by the non-cash impact of equity earnings from equity method investments and gain on change of an estimate for asset retirement obligations, increased by cash distributions from equity method investments and the impairment loss. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, amortization of upfront customer consideration and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's APT segment performance and the APT segment performance relative to the performance of their respective competitors as well as performance period over period. Additionally, the Company believes these measures are less susceptible to variances that affect their respective operating performance results.
The Company defined RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments.
The Company defined APT Segment Adjusted EBITDA as APT Segment EBITDA decreased for the gain on change of an estimate for asset retirement obligations and increased for the impairment loss.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA in future periods are generally expected to be similar. Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income (Loss)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$16,590	$(23,814)	$30,327	$(25,707)
Depreciation, amortization, depletion and accretion	1,904	1,733	4,010	4,030
Amortization of Upfront Customer Consideration	127	—	254	—
Interest expense, net	434	945	1,163	2,113
Income tax expense	4,943	103	9,432	461
Consolidated EBITDA (loss)	23,998	(21,033)	45,186	(19,103)
Cash distributions from equity method investees	20,625	15,400	43,876	32,516
Equity earnings	(21,437)	(8,168)	(39,749)	(16,441)
Gain on change in estimate, asset retirement obligation	(1,942)	—	(1,942)	—
Impairment	—	26,103	—	26,103
Consolidated Adjusted EBITDA	$21,244	$12,302	$47,371	$23,075

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
RC Segment operating income	$24,905	$10,777	$47,176	$21,637
Depreciation, amortization, depletion and accretion	12	32	32	59
Interest expense	7	28	7	160
RC Segment EBITDA	24,924	10,837	47,215	21,856
Cash distributions from equity method investees	20,625	15,400	43,876	32,516
Equity earnings	(21,437)	(8,168)	(39,749)	(16,441)
RC Segment Adjusted EBITDA	$24,112	$18,069	$51,342	$37,931

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
APT Segment Adjusted EBITDA Reconciliation to Segment Operating Income (Loss)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
APT Segment operating income (loss)	$258	$(29,999)	$273	$(37,369)
Depreciation, amortization, depletion and accretion	1,770	1,538	3,702	3,782
Amortization of Upfront Customer Consideration	127	—	254	—
Interest expense, net	79	93	158	187
APT Segment EBITDA (loss)	$2,234	$(28,368)	4,387	(33,400)
Gain on change in estimate, asset retirement obligation	(1,942)	—	(1,942)	—
Impairment	—	26,103	—	26,103
APT Segment Adjusted EBITDA (loss)	$292	$(2,265)	$2,445	$(7,297)